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                                                                     EXHIBIT 5.1




December 21, 2000




H.T.E., Inc.
1000 Business Center Drive
Lake Mary, Florida 32746

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to H.T.E., Inc., a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to an additional 200,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, which the Company may issue pursuant to the Company's 1997 Employee Stock Purchase Plan, as amended (the "Plan").

         As counsel for the Company, we have examined copies of the Plan, the Company's Articles of Incorporation, as amended to date, and Bylaws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, assuming that the Company maintains on adequate number of authorized and unissued shares of Common Stock available for purchases made under the Plan, we are of the opinion that upon the issuance and delivery of the Shares against payment therefor in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                                  Very truly yours,



                                                  /s/ Greenberg Traurig, P.A.